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LITHIUM TECHNOLOGY CORPORATION

(Name of Registrant as Specified in Its Charter)

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LITHIUM TECHNOLOGY CORPORATION
10379B Democracy Lane
Fairfax, VA  22030
571-207-9055

INFORMATION STATEMENT

INTRODUCTION

This Information Statement is furnished by the Board of Directors of Lithium Technology Corporation (the "Company") to the stockholders of record of the Company's common stock, $.01 par value (“Common Stock”), at the close of business on May 10, 2011 (the "Record Date"), and is being sent to you in connection with the action taken by the holders of a majority of the voting stock of the Company effective as of July 7, 2011. Those stockholders approved, by written consents effective as of July 7, 2011, an Amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock to 4,400,000,000 (the “Amendment”).

This Information Statement is being mailed on or before the close of business on July __, 2011, to every security holder entitled to vote or give an authorization or consent in regard to any matter to be acted upon. It is anticipated that the Amendment will become effective twenty (20) days after July ___, 2011, the date this Information Statement is first sent to the stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.

Fairfax, Virginia
July ___, 2011

APPROVAL BY CONSENTING STOCKHOLDERS

As of the Record Date, there were 2,032,371,256 shares of Common Stock of the Company issued and outstanding and no shares of the Company’s preferred stock issued and outstanding. All holders of shares of Common Stock (collectively, the “Voting Stock”) as of the Record Date are entitled to receive this Information Statement.  Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to the Company’s stockholders.  Holders of the Common Stock do not have dissenter’s rights of appraisal in connection with the Amendment.

The Company is incorporated under the laws of the State of Delaware.  The General Corporation Law of the State of Delaware (the “DCGL”) provides that any action that may be taken at any stockholders' meeting may be taken by written consent of the requisite number of stockholders required to take such action. Approval of the Amendment required the written consent of the holders of a majority of the Company's outstanding Voting Stock.  By written consents effective as of July 7, 2011, stockholders owning more than a majority of the issued and outstanding shares of Voting Stock of the Company (the “Consenting Stockholders”) authorized and approved the Amendment without a meeting. The written consents of the Consenting Stockholders has allowed the Company to eliminate the costs and management time involved in holding a special meeting of the stockholders to effect the Amendment.

AMENDMENT TO THE CERTIFICATE OF INCORPORATION

Description of the Amendment

The Company's Certificate of Incorporation currently authorizes the issuance of a total of 3,100,000,000 shares, composed of 3,000,000,000 shares of Common Stock, par value $0.01 per share, and 100,000,000 shares of Preferred Stock, par value $0.01 per share.  The Amendment will increase the total number of authorized shares to 4,500,000,000 and in particular increase the number of authorized shares of Common Stock to 4,400,000,000.  The Board of Directors has adopted a resolution approving the Amendment, subject to stockholder approval, to which the Consenting Stockholders agreed.  The Amendment will modify Article FOURTH of the Company’s Restated Certificate of Incorporation to read as set forth in Annex A.

Each of the newly authorized shares of Common Stock will have the same rights and privileges as currently authorized Common Stock.  The new shares, like the currently authorized shares, will not have preemptive rights. The Amendment will not change the par value of the Common Stock.

The terms of the additional shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock.  However, because holders of Common Stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company, the issuance of additional shares of Common Stock will reduce the current stockholders’ percentage ownership interest in total outstanding shares of authorized Common Stock.  The Amendment and the creation of additional shares of authorized Common Stock will not alter the current number of issued shares.

Current stockholders do not have preemptive rights, which means they do not have the right to purchase any new issuance of Common Stock in order to maintain their proportionate interests in the Company.

The additional authorized shares could be used to discourage persons from attempting to gain control of the Company, by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the Board in opposing a takeover bid or a solicitation in opposition to management.  In addition, if the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings and book value per share, voting power and holdings of current stockholders.

Purpose of the Amendment

The Amendment will increase the authorized shares of Common Stock from 3,000,000,000 to 4,400,000,000.  The Company needs to increase the number of authorized shares of Common Stock in order to have an adequate reserve of Common Stock available for issuance upon conversion of existing outstanding convertible securities, including convertible debt instruments, and exercise of outstanding options and warrants and to satisfy certain commitments to issue securities through the end of the Company’s current fiscal year (see “Outstanding and Issuable Securities”).

The increase in the number of authorized but unissued shares of Common Stock would enable the Company, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes such as raising capital for ongoing operations, business and asset acquisitions, present and future employee benefit programs and other corporate purposes.  It is anticipated that such purposes may include the issuance for cash as a means of obtaining capital for use by the Company, issuance in exchange for debt or issuance as part or all of the consideration required to be paid by the Company for acquisitions of other businesses or assets.

The Company has no current plan or commitment to issue shares of Common Stock for purposes other than those discussed above or described below in “Outstanding and Issuable Securities”.

Outstanding and Issuable Securities

At June 30, 2011, the Company had outstanding 2,032,371,256 shares of Common Stock, and additionally the following convertible debt instruments, warrants, options and commitments to issue Company securities convertible into the number of shares of Common Stock set forth below:

CONVERTIBLE DEBT INSTRUMENTS

The Company has issued the following convertible debt instruments which remain outstanding as of the date of this Information Statement:

• JULY 2007 10% CONVERTIBLE NOTE;
• JUNE 2008 9% CONVERTIBLE NOTES;
• 9% RELATED PARTY CONVERTIBLE DEBENTURE MARCH 2009;
• 10% RELATED PARTY CONVERTIBLE DEBENTURE OCTOBER 2009 I;
• 10% RELATED PARTY CONVERTIBLE DEBENTURE OCTOBER 2009 II;
• 10% RELATED PARTY CONVERTIBLE NOTE JANUARY 2010;
• 10% RELATED PARTY CONVERTIBLE DEBENTURES Q2 2010; and
• CICCO HOLDING AG CLOSING CONVERTIBLE PROMISSORY NOTE.

JULY 2007 10% CONVERTIBLE NOTE

On July 11, 2007, debt of the European subsidiaries of the Company and accrued interest thereon was satisfied by the Company, including by the issuance of a convertible note (the “July 2007 Note”). The July 2007 Note currently (i) accrues interest at 10% per annum, (ii) is convertible into shares of the Company’s common stock at $.07 per share, (iii) is not secured by the Company but was originally secured by the assets of Arch Hill Capital N.V., the Company’s largest beneficial owner (“Arch Hill”), and (iii) is due and payable on June 30, 2013 (the “Maturity Date”).  The Company also has the option, at any time up to the Maturity Date to convert in whole or in part the outstanding amount of the July 2007 Note and any accrued interest, into the Company’s shares of common stock at the conversion price of $0.024 per share.

In January 2010, because of the Company’s inability to pay the accrued interest on the July 2007 Note, the July 2007 Note holder called the security with Arch Hill. As a result, on January 1, 2010 the accrued interest was converted to a non-secured 10% Related Party Convertible Note due to Arch Hill.

The Company had a principal balance of $3,247,106 and accrued interest of approximately U.S. $483,819 outstanding under these notes at June 30, 2011.  Based upon the conversion price and under assumption that the July 2007 Note holder would voluntary choose a conversion into shares, the principal and accrued interest under the July 2007 Note would convert into approximately 53,298,925 shares of common stock as of June 30, 2011.

JUNE 2008 9% CONVERTIBLE NOTES

The Company sold convertible notes to several institutional investors from June 12, 2008 to August 21, 2009 (the “June 2008 Notes”). The June 2008 Notes (i) accrue interest at 9% per annum, (ii) are currently convertible (principal and accrued interest) into shares of the Company’s common stock at $.07 per share, (iii) are secured by all of the tangible and intangible fixed assets of the Company, (iv) are recorded in US dollars but repayable in Euros and (v) were originally due and payable on September 30, 2011 (the “Maturity Date”). Several of the June 2008 Note holders signed replacement notes to extend the maturity date of the note to June 30, 2013 and reduce the conversion price to $.04 per share (“New Maturity Date”). In the event of default as a result of the Company’s inability to make any payment of principal or interest on the New Maturity Date, at the option of the Company, the New Maturity Date can be extended for an additional twenty-four (24) months. The replacement June 2008 Notes are convertible at $0.04 per share into Company common stock. The June 2008 Note holders who did not sign the replacement note have the original note terms set forth above.

The Company had a principal balance of $10,612,769 and accrued interest of approximately U.S. $2,510,617 outstanding under these notes at June 30, 2011.  Based upon the reduced conversion price and under assumption that all June 2008 Note holders would voluntary choose a conversion into shares, the principal and accrued interest under the June 2008 Notes would convert into approximately 342,060,794 shares of common stock as of June 30 2011.

9% RELATED PARTY CONVERTIBLE DEBENTURE MARCH 2009

The Company sold convertible debentures to one institutional investor, Stichting Gemeenschappelijk Bezit LTC (“Stichting”), from February 7, 2009 to June 30, 2009 (the “March 2009 Debentures”). The March 2009 Debentures (i) accrue interest at 9% per annum, (ii) are convertible at $0.04 per share into Company common stock, (iii), are secured not by the Company but by a pledge of certain assets by Arch Hill Capital N.V. (“Arch Hill”), (iv) are recorded in US dollars and repayable in Euros, and (v) are due and payable on June 30, 2013 (the “Maturity Date”).  The Company also has the option, at any time up to the Maturity Date to convert in whole or in part the outstanding amount of the replacement March 2009 Debentures and any accrued interest, into the Company’s shares of common stock at the conversion price of $0.024 per share.

The Company had a principal balance of $1,485,048 and accrued interest of approximately U.S. $305,591 outstanding under these notes at June 30, 2011.  Based upon the conversion price and under assumption that Stichting would voluntary choose a conversion into shares, the principal and accrued interest under the March 2009 Debentures would convert into approximately 40,745,202 shares of common stock as of June 30, 2011.

10% RELATED PARTY CONVERTIBLE DEBENTURE OCTOBER 2009 I

The Company sold additional convertible debentures to Stichting from October 22, 2009 to January 22, 2010 (the “October 2009 I Debentures”). The October 2009 I Debentures (i) accrue interest at 10% per annum, (ii) are convertible at $0.04 per share into Company common stock, (iii), are not secured by the Company, (iv) are recorded in US dollars and repayable in Euros, and (v) are due and payable on June 30, 2013 (the “Maturity Date”).  The Company also has the option, at any time up to the Maturity Date to convert in whole or in part the outstanding amount of the October 2009 I Debentures and any accrued interest, into the Company’s shares of common stock at the conversion price of $0.024 per share.

The Company had a principal balance of $1,860,627 and accrued interest of approximately U.S. $296,670 outstanding under these notes at June 30, 2011.  Based upon the conversion price and under assumption that the debenture holder would voluntary choose a conversion into shares, the principal and accrued interest under the October 2009 I Debentures would convert into approximately 91,932,576 shares of common stock as of June 30 2011.

10% RELATED PARTY CONVERTIBLE DEBENTURE OCTOBER 2009 II

The Company sold additional convertible debentures to Stichting from October 23, 2009 to January 15, 2010 (the “October 2009 II Debentures”). The October 2009 II Debentures (i) accrue interest at 10% per annum, (ii) are convertible at $0.04 per share into Company common stock, (iii), are not secured by the Company, (iv) are recorded in US dollars and repayable in Euros, and (v) are due and payable on June 30, 2013 (the “Maturity Date”).  The Company also has the option, at any time up to the Maturity Date to convert in whole or in part the outstanding amount of the October 2009 II Debentures and any accrued interest, into the Company’s shares of common stock at the conversion price of $0.024 per share.

The Company had a principal balance of $2,836,269 and accrued interest of approximately U.S. $446,031 outstanding under these notes at June 30, 2011.  Based upon the conversion price and under assumption that the debenture holder would voluntary choose a conversion into shares, the principal and accrued interest under the October 2009 II Convertible Debentures would convert into approximately 140,143,032 shares of common stock as of June 30, 2011.

10% RELATED PARTY CONVERTIBLE NOTE JANUARY 2010

In January 2010, because of the Company’s inability to pay the accrued interest, the holder of the July 2007 Convertible Note described above called on the security provided by Arch Hill. As a result, as of January 4, 2010 the accrued interest of $883,000 was converted to a non-secured 10% Related Party Convertible Note due to Arch Hill in consideration for its payment of certain of the Company’s accrued interest with its own assets. In return, the Company issued a convertible note (the “January 2010 Note”) to Arch Hill which (i) accrues interest at 10% per annum, (ii) is convertible at $0.024 per share into Company common stock, (iii) is recorded and denominated in US dollars, (iv) is not secured by the Company, and (v) is due and payable on June 30, 2013 (the “Maturity Date”). The Company also has the option, at any time up to the Maturity Date to convert in whole or in part the outstanding amount of the replacement January 2010 Note and any accrued interest, into the Company’s shares of common stock at the conversion price of $0.024 per share.

The Company had a principal balance of $882,722 and accrued interest of approximately U.S. $131,526 outstanding under the January 2010 Note at June 30, 2011.  Based upon the conversion price and under assumption that Arch Hill would voluntarily choose a conversion into shares, the principal and accrued interest under the January 2010 Note would convert into approximately 42,260,315 shares of common stock as of June 30, 2011.

10% RELATED PARTY CONVERTIBLE DEBENTURE Q2 2010

The Company sold additional convertible debentures to Stichting from March 19, 2010 to September 13, 2010 (the “Q2 2010 Debentures”). The Q2 2010 Debentures (i) accrue interest at 10% per annum, (ii) are convertible at $0.024 per share into Company common stock, (iii) are recorded in US Dollars and repayable in Euros, (iv) are secured by the accounts receivable of the Company, and (v) are due and payable on June 30, 2013 (the “Maturity Date”). The Company also has the option, at any time up to the Maturity Date to convert in whole or in part the outstanding amount of the Q2 2010 Debentures and any accrued interest, into the Company’s shares of common stock at the conversion price of $0.024 per share.

The Company had a principal balance of $1,331,795 and accrued interest of approximately U.S. $151,643 outstanding under these notes at June 30, 2011.  Based upon the conversion price and under assumption that Stichting would voluntarily choose a conversion into shares, the principal and accrued interest under the Q2 2010 Debentures would convert into approximately 53,149,641 shares of common stock as of June 30, 2011.

ARCH HILL RELATED PARTY CONVERTIBLE DEBENTURE

The Company issued a convertible debenture to Arch Hill in January, 2011 (the “Arch Hill Debenture”) in consideration for professional services that Arch Hill rendered to the Company in connection with the Strategic Transactions (defined and described below).  The Company had a principal balance of $1,295,100 and accrued interest of approximately U.S. $63,868 outstanding under the Arch Hill Debenture at June 30, 2011.  Based upon the conversion price and under assumption that Arch Hill would voluntarily choose a conversion into shares, the principal and accrued interest under the Arch Hill Debenture would convert into approximately 53,149,641 shares of common stock as of June 30, 2011.

CICCO HOLDING AG CLOSING NOTE

The Company entered into several related definitive agreements with Cicco Holding AG (“Cicco”) concerning a series of strategic transactions (the “Strategic Transaction”) on March 31, 2011 and closed the financing on April 1, 2011.  The definitive agreements executed by the Company and Cicco to issue securities of the Company included a convertible promissory note (the “Closing Note”).

On the closing date, the Company issued to Cicco the Closing Note in the principal amount of Three Hundred Seventy Thousand Eight Hundred Two Dollars ($370,802), which represents the cumulative investment paid to the Company by Cicco as excess funding in the purchase of battery cells from the Company prior to the closing date.  The Closing Note (i) accrues interest at nine percent (9%) per annum, (ii) matures on June 30, 2013 (the “Maturity Date”), (iii) is convertible (principal and accrued interest) at the holder’s option into shares of the Company’s Common Stock at $.03 per share (subject to certain adjustments for Company dilutive events specified in the Closing Note), and (iv) gives the holder the right to accelerate the Closing Note upon the occurrence of an Event of Default as such term is defined in the Closing Note. Cicco agreed to waive any requirement that the Closing Note be guaranteed upon execution and issuance thereof on the closing date.  The Company had a principal balance of $370,802 and accrued interest of approximately U.S. $8,976 outstanding under the Closing Note at June 30, 2011.  Based upon the conversion price and under assumption that Cicco would voluntarily choose a conversion into shares, the principal and accrued interest under the Closing Note would convert into approximately 12,765,866 shares of common stock as of June 30, 2011.

Additionally, under the terms of the Securities Purchase Agreement between the Company and Cicco (the “Purchase Agreement”), Cicco agreed to make a loan facility available to the Company in exchange for the issuance of convertible promissory notes. Cicco agreed to provide advances to the Company (each an “Advance”) up to an aggregate limit of Four Million Six Hundred Twenty-Nine Thousand One Hundred and Ninety-Eight U.S. Dollars ($4,629,198) (the “Commitment Amount”). The Company may request an Advance or Cicco may provide the Company with an Advance up to the Commitment Amount through December 31, 2011. Upon the receipt of any Advance, the Company agreed to issue a Note in the principal amount of such Advance. Each Note has the same terms as the Closing Note described above.  As of the date of this Information Statement, the Company has not requested any Advances nor has Cicco provided any Advances which would require the issuance of any additional Notes.

Each Note will be guaranteed by two of the Company’s subsidiaries, GAIA Akkumulatorenwerke GmbH (“GAIA GmbH”) and Dilo Trading AG (“Dilo”) (each a “Guarantor Subsidiary”) (each guaranty a “Guaranty”). Each Guaranty contains an agreement by each affiliated entity of the Guarantor Subsidiary (each an “Affiliated Creditor”), which includes the Company to subordinate any indebtedness owed by the Guarantor Subsidiary to the Affiliated Creditor. Therefore, the Company will also be a party as an “Affiliated Creditor” to each Guaranty. Under the terms of the Purchase Agreement, the Company agreed to enter and to cause each Guarantor Subsidiary to enter into the respective Guarantees within thirty (30) days of the Closing Date and to cause each Affiliated Creditor to convert such indebtedness to equity.  As of the date of this Information Statement, no Guarantor Subsidiary has executed a Guaranty.

WARRANTS

2010 TRANSACTION BONUS PLAN

On November 11, 2010, the Company adopted an Amended and Restated Transaction Bonus Plan (the “Plan”) to provide an incentive bonus to persons providing services to the Company in connection with the Strategic Transaction described above. The Plan provides that the participants named in the Plan who are providing services to the Company in connection with the Strategic Transaction (each, a “Participant”) are entitled to receive, on the terms and conditions set forth in the Plan, 1/3 of the Transaction Bonus Pool (as defined below) (the “Transaction Bonus Award”). The Participants in the Plan are Theo M.M. Kremers, Fred Mulder and Christiaan A. van den Berg, each a director of the Company and providing consulting services to the Company pursuant to consulting agreements. In addition, Mr. Kremers is the Chief Executive Officer of the Company.

The Transaction Bonus Pool consists of warrants (the “Bonus Warrants”) to purchase 202,348,282 shares of Common Stock.  The Bonus Warrants were issued on November 11, 2010, will vest as set forth below, have a term of five years from the vesting date, contain a cashless exercise provision and piggyback registration rights. The exercise price of each of the Bonus Warrants is $0.0247 per share.

The Bonus Warrants will vest on the date subsequent to the date of issuance that the Company executes the definitive agreements relating to the Strategic Transaction (the “Vesting Date”) on the condition that (i) the Bonus Warrants are reviewed, and found to be fair to the Company by an independent person or firm with expertise in the area of transaction bonus compensation and (ii) the applicable Participant is providing services to the Company on the Vesting Date unless terminated by the Company other than for Cause (as defined in the Plan), as a result of disability (as defined in the Plan) or death of the Participant, or the Participant has terminated his services to the Company for Good Reason (as defined in the Plan).

CICCO WARRANTS

The Company also issued a warrant to Cicco (the “Closing Warrant”) that is designed to provide Cicco with anti-dilution protection against the exercise or conversion of the Specified Antidilution Securities (described below). The Closing Warrant is fully vested and is exercisable by the holder thereof for as long as any of the Specified Antidilution Securities (as defined below) is outstanding and exercisable. The exercise price for each share issuable thereunder (each a "Warrant Share") is $.01 per share and the Closing Warrant must be exercised on a cashless basis. The holder of the Closing Warrant may exercise the Closing Warrant for such number of Warrant Shares, when added to the Specified Share Number, which is equal to 35.0% of the Specified Antidilution Base. The “Specified Share Number” is the sum of (i) 83,333,333 (the number of Shares issued to Cicco’s affiliate, Power Duke Investments Ltd., in October, 2010), (ii) 721,500,000 (the number of Closing Shares which assumes the release of all 596,500,000 Holdback Shares to Cicco upon the advance of the entire Commitment Amount to the Company), and (iii) the number of shares of Common Stock issuable upon conversion of all Notes (assuming that the Commitment Amount has been fully funded under the Notes) at the time of determination (as each of the foregoing terms is defined in the Purchase Agreement). The “Specified Antidilution Base” is the sum of (i) 1,907,371,256 shares of Common Stock outstanding on the date of issuance of the Closing Warrant, (ii) the number of shares of Common Stock, if any, issued upon exercise or conversion of the Specified Antidilution Securities following the closing date, and (iii) the number of shares of Common Stock issuable as Warrant Shares after giving effect to the exercise of the Closing Warrant on a “cashless exercise” basis. The “Specified Antidilution Securities” are any outstanding options, warrants, convertible notes and debentures of the Company prior to the closing date.

Under the terms of the Purchase Agreement, Cicco shall additionally be entitled to receive warrants to purchase shares of the Company’s Common Stock (each a “Performance Warrant”) upon the fulfillment of certain conditions specified in the Purchase Agreement including the achievement of certain Performance Targets in the Purchase Agreement. The Performance Warrants issuable to Cicco shall be for the purchase of the specified amount of shares of Common Stock at the specified exercise prices in the Purchase Agreement for each Performance Target. For a portion of the Performance Warrants issuable for the Warrant Shares, in order to exercise such Performance Warrant, the funding in full of the Commitment Amount of the Notes and the conversion in full of all outstanding Notes must occur.  The first Performance Target was specified to be reached by the date July 1, 2011 and such Performance Target requires that contracts are executed with one or more vehicle manufacturers for delivery of at least 250,000 battery cells of the Company.  Additionally, if the Performance Target was not fully met but is 90% or more performed, then a Performance Warrant shall be issued for such percentage of the Warrant Shares specified for such Performance Target as is proportionate to the number of cells actually to be delivered under the executed contract as compared to those required to be delivered under the executed contract in order to meet the Performance Target.  Such Performance Target was not met or substantially performed as of July 1, 2011 and the first Performance Warrant to purchase 425,000,000 shares was not issued.  For the remaining portion of the Performance Warrants issuable for the Warrant Shares, the funding in full of the Commitment Amount of the Notes and the conversion in full of all outstanding Notes must occur before such Performance Warrants are issued. Each Performance Warrant when issued is fully vested and is exercisable for one (1) year from the date of issuance. The number of shares issuable and the exercise price per share are subject to adjustment for certain Company events as set forth in the form of Performance Warrant.

OTHER WARRANTS

As of June 30, 2011, there remained other outstanding warrants to purchase 2,250,000 shares of Common Stock at a weighted average exercise price of $.147 per share.

OPTIONS

2002 STOCK OPTION PLAN

The Board of Directors adopted the 2002 Stock Incentive Plan (the “2002 Plan”) in January 2002. The 2002 Plan terminates in 2012. A total of 350,000 shares of Common Stock are reserved and available for grant. The exercise price of an option granted under the 2002 Plan will not be less than the fair market value of the Company’s Common Stock on the date of grant; however, for any non-qualified stock option, the option price per share of Common Stock, may alternatively be fixed at any price deemed to be fair and reasonable, as of the date of the grant. Options granted that are not vested will be cancelled immediately upon termination of the grantee’s employment or association with the Company, except in certain situations such as retirement, death or disability. Vested options are exercisable for up to sixty months upon termination of the Grantee’s employment or association with the Company.  As of June 30, 2011, there remained outstanding options to purchase 60,029 shares of Common Stock at exercise prices ranging between $2.80 and $9.60 per share.

EXECUTIVE OFFICER OPTIONS ISSUANCE

Additionally, the Company agreed to issue options to Martin Koster, the Company’s new President and Chief Operating Officer, to purchase Fifty Million (50,000,000) shares of Common Stock.  Such options include options to purchase (i) Twenty-Five Million shares which vest immediately at an exercise price of $.024 per share; (ii) Ten Million shares which vest within six (6) months of the issuance date at an exercise price of $.030 per share; (iii) Ten Million shares which vest within one (1) year of the issuance date at an exercise price $.05 per share; and (iv) Five Million shares which vest within two (2) years of the issuance date at an exercise price of $.150 per share. Each of the foregoing options is exercisable for a period of thirty-six (36) months.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the DCGL, the Amendment, as described in this Information Statement, does not entitle the Company’s stockholders with the opportunity to dissent from the actions described herein and to receive an agreed or judicially appraised value for their shares.

PROCEDURE

The Company will file the Amendment with the State of Delaware to make the Amendment effective. It is anticipated that the Amendment will be filed on that date which is 20 days after this Information Statement is first mailed to stockholders or July ____, 2011 (the "Effective Date").

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of June 30, 2011, the number and percentage of outstanding shares of Common Stock beneficially owned by executive officers, directors and stockholders owning at least 5% of Common Stock.

	Beneficial Ownership
Name of Owner	Number of Shares		Percentage of Total (1)
5% or Greater Stockholders
Arch Hill Capital, N.V. (2)	1,169,049,852	(12)	48.37%
Stichting Gemeenschappelijk Bezit LTC (2)	755,337,303	(13)	32.19%
Cicco Holding AG (3)(4)	140,004,807	(14)	6.04%
Power Duke Investments Ltd.(4)(5)	83,333,333		4.10%

Directors and Named Officers
Christiaan A. van den Berg (6)(7)	0	(15)	0%
Theo M.M. Kremers (6)(8)(11)	0	(15)	0%
Fred Mulder (6)(7)	0	(15)	0%
Tim Ryder(9)	0	(15)	0%
William Chia(8)	0		0%
Martin Koster(10)	50,000,000	(16)	2.4%
All Named Executive Officers and Directors as a Group (6 persons)	50,000,000	(17)	2.4%

_____________________________________

*         Less than 1%

(1)
The percentage of class calculation for each person or entity is based on the number of shares of Common Stock outstanding as of June 30, 2011 (2,032,371,256) plus the number of shares of Common Stock issuable to the person or entity upon exercise of convertible securities held by such person or entity.

(2)	Address: Noordwal 10,2513 EA Den Haag, Netherlands.
(3)	Address: c/o Advokatur und Notariat, Dr. iur. Toni Russi, Bahnhofstasse 40, 7002 Chur, Switzerland.
(4)
Power Duke Investments Ltd., is an affiliate of Cicco Holding AG (“Cicco”) through the ownership by its sole shareholder, Mr. Lim Ho Kee, in Kamkorp Limited, which is also owned in part by Mr. Kamal Siddiqi, the sole shareholder of Cicco.  Kamkorp Limited is the sole parent company of Frazer-Nash Research Ltd.

(5)	Address: Unit 1604, 16th Floor, 9 Queen’s Road Central, Hong Kong.
(6)	Address: c/o Lithium Technology Corporation, 10379B Democracy Lane, Fairfax, VA 22030.
(7)	Co-Chairman of the Company.
(8)	Director of Company.
(9)	Chief Financial Officer, Executive Vice President and Treasurer.
(10)	President and Chief Operating Officer.
(11)	Chief Executive Officer.
(12)
Consists of: (i) 343,432,926 shares of Common Stock held by Arch Hill Real Estate N.V.; (ii) 70,279,623 shares issuable upon conversion of convertible debt instruments; and (iii) all of the securities (the “Stichting LTC Shares”) owned by Stichting Gemeenschappelijk Bezit LTC (“Stichting LTC”). See Note 13. The Stichting LTC Shares are owned directly by Stichting LTC, with Stichting LTC having the power to vote and dispose of the Stichting LTC Shares. Arch Hill Capital controls Stichting LTC and also has the power to vote and dispose of the Stichting LTC Shares. Accordingly, Arch Hill Capital is the beneficial owner of the Stichting LTC Shares. Cees Borst has the right to receive 1,500,000 shares of Common Stock from Stichting LTC. These shares are included in the number of shares beneficially owned by Stichting LTC.

(13)	Consists of: (i) 440,871,898 shares of Common Stock and (ii) 314,465,405 shares of common stock issuable upon conversion of convertible debt instruments.
(14)
Consists of: (i) 125,000,000 shares of Common Stock held directly by Cicco; and (ii) 15,004,807 shares of Common Stock issuable upon conversion of the principal of and accrued interest on the Closing Note issued to Cicco Holding AG at the maturity date.

(15)
Does not include 67,449,427 shares of Common Stock underlying a warrant issued under the 2010 Transaction Bonus Plan (the “Plan”). The warrant pursuant to this Plan was issued on November 11, 2010; however as of the date of this Information Statement the conditions for the vesting of this warrant have not yet been met.

(16)
Consists of options that the Company has agreed to issue to Mr. Koster to purchase an aggregate of Fifty Million (50,000,000) shares of the Company’s common stock, $.01 par value, including options to purchase: (i) Twenty-Five Million shares which vest immediately at an exercise price of $.024 per share; (ii) Ten Million shares which vest within six (6) months of the issuance date at an exercise price of $.030 per share; (iii) Ten Million shares which vest within one (1) year of the issuance date at an exercise price $.05 per share; and (iv) Five Million shares which vest within two (2) years of the issuance date at an exercise price of $.150 per share.

(17)	Does not include 202,348,282 shares of Common Stock underlying the warrants issued to Messrs. Kremers, Mulder and van den Berg pursuant to the Plan. See Note (15) above.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director or officer of the Company or associate of any director or officer of the Company has any substantial interest, direct or indirect, by security holding or otherwise, in the Amendment, which is not shared by all other holders of the Company’s Common Stock and other voting securities.

OTHER

A majority of the Board of Directors of the Company approved the Amendment by a Unanimous Written Consent dated as of May 9, 2011.

No security holder entitled to vote at a shareholder’s meeting or by written consent has submitted to the Company a proposal.

No further business will be transacted by written consent to corporate action in lieu of a meeting of stockholders regarding matters to which this Information Statement pertains.

ADDITIONAL INFORMATION

The Company files its annual, quarterly and current reports, proxy statements and other information with the SEC.  You can read and copy these reports, proxy statements and other information concerning the Company at the SEC’s Public Reference Room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.  You can review the Company’s electronically filed reports, proxy and information statements on the SEC’s internet site at http://www.sec.gov.

BY ORDER OF THE BOARD OF DIRECTORS

By:	/s/Fred J. Mulder
Name:	Fred J. Mulder, Chairman of the Board

Dated:  July ____, 2011

Annex A

AMENDMENT TO
RESTATED
CERTIFICATE OF INCORPORATION

The first paragraph of Article Four of the Restated Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

4.   Capital Stock

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 4,500,000,000 shares, composed of 4,400,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 100,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).